EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of the 30th day of March, 2012 (the “Effective Date”), by and between Sand Hills, Inc., a Nevada corporation (the “Company”), and Dale R. Foster, an individual (the “Executive”).

WITNESSETH

WHEREAS, the Company desires to retain the Executive to serve in the capacity of President and Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive desires to accept employment in such capacity on such terms and conditions.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties, intending to be legally bound, agree as follows:

1. Employment Duties and Acceptance

(a) In accordance with the terms of this Agreement, the Company hereby employs the Executive, for the Term (as hereinafter defined), to render full-time services to the Company as President and Chief Executive Officer and to perform the customary duties and bear the customary responsibilities of such positions and such other duties and responsibilities, commensurate with such positions, as the Executive shall be directed from time to time by the Board of Directors of the Company (the “Board”) to perform or bear, which duties and responsibilities shall be consistent with the provisions of the Bylaws of the Company in effect on the date hereof that relate to or bear upon the duties of President and Chief executive Officer all in accordance with the terms of this Agreement.

(b) The Executive hereby accepts such employment and agrees to render the services described above, in accordance with the terms of this Agreement.

(c) The Executive further agrees to accept election and to serve during all or any part of the Term as a director of the Company without any compensation therefor other than that specified in this Agreement, if elected to such position by the Board or the stockholders of the Company. At all times during the Term, the Company shall include the Executive in the management slate for election as a director at every stockholders’ meeting at which his term as a director would otherwise expire. At the request of the Board, following termination or expiration of this Agreement, the Executive promptly shall tender his resignation as a director of the Company.

1

(d) The principal place of employment of the Executive hereunder shall at all times during the Term be in the Columbia, Maryland area or such other location(s) as may be mutually acceptable to the Executive and the Board.

2. Term of Employment

The initial term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and shall end on the third anniversary of the Effective Date (the “Initial Term”), unless sooner terminated by the Company or the Executive pursuant to Section 6, 7 or 8 of this Agreement, as the case may be, or voluntarily by the Executive. Notwithstanding the foregoing, unless notice is given by the Executive or the Company to the other at least three (3) months prior to the expiration of the Term of this Agreement (including at least three (3) months prior to the expiration of any extension hereof, as provided below), the Term automatically shall be extended by one (1) year from the date it would otherwise end (whether upon expiration of the initial Term or any extension(s) thereof), unless sooner terminated pursuant to Section 6, 7 or 8 hereof or voluntarily by the Executive. In the event of such an automatic extension, the term “Term,” as used herein, shall include each and any such extension.

3. Compensation and Benefits

(a) As compensation for the services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive, during the period from the Effective Date through and including March 29, 2015, an annual base salary in the amount of two hundred fifty thousand dollars ($250,000.00) (the “Base Salary”). The Executive’s Base Salary hereunder shall be reviewed as of June 15th 2013 and at least annually thereafter during the Term of the Agreement for adjustment upward (but not downward) in the discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”). The Executive’s Base Salary, as so adjusted, shall be considered the new Base Salary for all purposes of this Agreement. The Base Salary shall be paid in accordance with the Company’s standard payroll practices applicable to its senior executives.

(b) The Company agrees that the Executive shall be eligible for a quarterly performance bonus of up to ten thousand dollars ($10,000.00) from the Company with respect to each calendar year quarter of the Company that ends during the Term. The amount of any such performance bonus shall be determined by the Board or the Compensation Committee of the Board in its sole and absolute discretion, consistent with the Company’s performance, the Executive’s contribution to the Company’s performance and the provisions of any such applicable incentive bonus program, policy or practice; provided, however, that on an annual basis the aggregate amount of such quarterly performance bonuses shall not exceed twenty-five percent (25%) of the Base Salary for the fiscal year to which the bonus applies except pursuant to a specific finding by the Board or the Compensation Committee of the Board that a higher percentage is appropriate.

(c) The Company shall grant the Executive incentive stock options (the “Inducement Options”) issued under section 422 of the Internal Revenue Code of 1986 (the “Code”) to purchase four hundred fifty thousand (450,000) shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) at one hundred ten percent (110%) of the fair market value per share of common stock, as determined by the Board (the “Exercise Price”) on the date on which the Inducement Options are granted (the “Grant Date”). The Inducement Options shall vest in three (3) equal installments of Inducement Options to purchase 150,000 shares on the first, second and third anniversaries of the Grant Date (each, an “Installment”); provided that, if the Executive’s employment is terminated by the Company prior to the first anniversary of the Grant Date other than pursuant to Section 6 of this Agreement, the first Installment of Inducement Options shall vest on the date of such termination and the remainder of the Inducement Options shall not vest and shall be forfeited; further provided that, if the Executive is not employed by the Company on the second, third or fourth anniversary of the Grant Date, the Installments vesting on and after any such anniversary shall not vest and the Inducement Options included therein shall be forfeited. The Inducement Options shall be exercisable, once vested, for a period ending on the fifth anniversary of the Grant Date at the Exercise Price. As soon as practicable after the Grant Date, the Company shall prepare and file with the Securities and Exchange Commission a Registration Statement on Form S-8 covering issuance of the shares underlying the Inducement Options. Such Inducement Options shall be issued under Parent’s 2012 Omnibus Stock Option Plan (the “Plan”) and shall be evidenced by a separate option agreement which shall be in the standard form issued under the Plan, except as provided above.

2

(d) The Company agrees to grant to the Executive, during the Term, at the time of its usual annual grant to employees for the applicable year, such options to purchase shares of Common Stock as the Board or the Compensation Committee shall determine. In the event of a Change in Control (as defined in Section 12), all stock options and stock awards (and similar equity rights) granted to the Executive prior to such event, including, without limitation, the Inducement Options to be granted hereunder, shall immediately vest and become and remain fully exercisable through their respective original terms and otherwise in accordance with their respective original terms.

(e) The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may reasonably be required pursuant to the standard policies of the Company in effect from time to time.

(f) During the Term, the Company shall, at its election, reimburse the Executive for term life insurance up to a maximum of one hundred fifty thousand dollars ($150,000), or provide coverage for the Executive at such level.

(g) During the Term, the Executive shall be eligible for paid vacation of 4 weeks per year after 10years of employment in accordance with the vacation policy of the Company. In the event that Executive does not utilize all of his vacation in any calendar year, he may carry forward up to two (2) weeks (10 days) for up to one (1) calendar year. Unused vacation days shall not otherwise accumulate.

4. Confidentiality

The Executive acknowledges and agrees that the “Employee Proprietary Information and Ownership of Inventions Agreement” shall be deemed incorporated in and made a part of this Employment Agreement. Notwithstanding any other provision of this Agreement, the Executive shall continue to be bound by the terms of such Proprietary Information and Inventions Agreement for a period of five (5) years after the expiration or termination of this Agreement for any reason. The Executive and the Company agree that following expiration or termination of this Agreement for any reason the Proprietary Information and Inventions Agreement shall be applicable only to material, non-public, proprietary information of the Company.

3

5. Non-Competition, Non-Solicitation and Non-Disparagement

(a) During the Term, the Executive shall not (1) provide any services, directly or indirectly, to any other business or commercial entity without the consent of the Board or (2) participate in the formation of any business or commercial entity without the consent of the Board; provided, however, that nothing contained in this Section 5(a) shall be deemed to prohibit the Executive from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) not exceeding two percent (2%) of such corporation’s (or other entity’s) then-outstanding shares of capital stock (or other interests).

(b) If this Agreement is terminated by the Company for Cause (as defined in Section 6(c)) or if the Executive terminates this Agreement other than in accordance with Section 7 or 8 hereof, or if the Executive is receiving Severance Payments in accordance with Section 9(c) or payments under Section 9(d), then for a period of one (1) year following the date of termination the Executive shall not (1) provide any services, directly or indirectly, to any other business or commercial entity in the Company’s Field of Interest (as defined in Section 12), (2) solicit any customers or suppliers of the Company, (3) attempt to persuade or encourage customers or suppliers of the Company not to do business with the Company and/or to do business with a competitor of the Company, (4) participate in the formation of any business or commercial entity engaged primarily in the Company’s Field of Interest, or (5) directly or indirectly employ, or seek to employ or secure the services in any capacity of, any person employed at that time by the Company or any of its Affiliates, or otherwise encourage or entice any such person to leave such employment; provided, however, that nothing contained in this Section 5(b) shall be deemed to prohibit the Executive from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) in the Company’s Field of Interest not exceeding two percent (2%) of such corporation’s (or other entity’s) then outstanding shares of capital stock (or other interests). This Section 5(b) shall be subject to written waivers, which may be obtained by the Executive from the Company.

(c) At no time during the Term of this Agreement or thereafter will the Executive knowingly make any written or oral untrue statement or any statement that disparages the Company or its Affiliates or will the Company knowingly make any written or oral untrue statement or any statement that disparages the Executive.

(d) If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 5, the Company shall have the right and remedy to have the provisions of this Agreement, as the case may be, specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

4

(e) If any of the covenants contained in this Section 5 or any part hereof or thereof, is hereafter construed to be invalid, illegal or unenforceable by a court or regulatory agency or tribunal of competent jurisdiction, such court, agency or tribunal shall have the power, and hereby is directed, to substitute for or limit such provision(s) in order as closely as possible to effectuate the original intent of the parties with respect to such invalid, illegal or unenforceable covenant(s) generally and so to enforce such substituted covenant(s). Subject to the foregoing, the invalidity, illegality or unenforceability of any one or more of the covenants contained in this Section 5 shall not affect the validity of any other provision hereof, which shall be given full effect without regard to the invalid portions.

(f) If any of the covenants contained in this Section 5, or any part hereof or thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the extent thereof, the parties agree that the tribunal making such determination shall have the power, and hereby is directed, to reduce the duration, area and/or extent of such provision and, in its reduced form, such provision shall then be enforceable.

(g) Anything else contained in this Agreement to the contrary notwithstanding, the parties hereto intend to and hereby do confer jurisdiction to enforce the covenants contained in this Section 5 A upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other state within the geographical scope of such other covenants, as to breaches of such covenants in such other jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

6. Termination by the Company

During the Term of this Agreement, the Company may terminate this Agreement, upon expiration of thirty (30) days’ prior written notice given by the Company to the Executive (except in the case of the Executive’s death), if any one or more of the following shall occur:

(a) The Executive shall die during the Term; provided, however, that the Executive’s legal representatives shall be entitled to receive (1) the Executive’s Base Salary through the date which is ninety (90) days after the Executive’s date of death and (2) a pro rata annual performance bonus (prorated by multiplying the full year bonus that otherwise would be due by the percentage derived from dividing the number of days in the then-current year prior to the death of the Executive by three hundred sixty-five (365)) with respect to the fiscal year of the Company during which death occurs. Upon the Executive’s death, stock options previously granted to the Executive that are vested and fully exercisable at the time of death shall remain fully exercisable, by the Executive’s legal representatives, for a period of one hundred eighty (180) days from the date of death, at which time they shall automatically be forfeited if not exercised. All stock options and stock awards (and similar equity rights) that have not vested prior the date of death shall be forfeited.

5

(b) The Executive shall become physically or mentally disabled so that the Executive is unable substantially to perform his services for (1) a period of one hundred twenty (120) consecutive days or (2) shorter periods aggregating one hundred eighty (180) days during any twelve (12) month period. Notwithstanding such disability the Company shall continue to pay the Executive his Base Salary through the date of such termination. In addition, the Executive shall be entitled to a pro rata annual performance bonus (prorated by multiplying the full year bonus that otherwise would be due by the percentage derived from dividing the number of days in the then-current year prior to the termination on account of disability of the Executive by three hundred sixty-five (365)) with respect to the fiscal year of the Company during which such termination occurs. Upon such a disability, stock options previously granted to the Executive that are vested and fully exercisable at the time of disability shall remain fully exercisable, by the Executive or his legal representatives, should he have such, for a period of one hundred eight (180) days from the date of disability, at which time they shall automatically be forfeited if not exercised. All stock options and stock awards (and similar equity rights) that have not vested prior to the date of disability shall be forfeited by the Executive.

(c) The Executive acts, or fails to act, in a manner that provides Cause for termination. For purposes of this Agreement, the term “Cause” means: (1) the Executive’s indictment for, or conviction of, any crime or serious offense involving money or other property that constitutes a felony in the jurisdiction involved; (2) the Executive’s willful and ongoing neglect of, or failure to discharge, duties (including fiduciary duties), responsibilities and obligations with respect to the Company hereunder; provided such neglect or failure remains uncured for a period of thirty (30) days after written notice describing the same is given to the Executive by the Company; (3) the Executive’s violation of any of the non-competition provisions of Section 5 hereof or the Executive’s material breach of any provisions of Section 13 hereof hereto; or (4) any act of fraud or embezzlement by the Executive involving the Company or any of its Affiliates.

7. Termination by the Executive

The Executive may terminate this Agreement on written notice to the Company in the event of a material breach of the terms of this Agreement by the Company if such breach continues uncured for thirty (30) days after written notice describing the breach is first given to the Company; provided, however, that the Executive may terminate this Agreement if such breach is for the payment of money and continues uncured for ten (10) days after written notice describing such breach is first given. The Executive may also terminate this Agreement upon written notice to the Company if any one or more of the following shall occur:

(a) loss of material duties or authority of the Executive as President and/or Chief Executive Officer, and such loss continues for thirty (30) days after written notice of such loss is given to the Company;

(b) a Prohibited Event occurs; provided that the Executive gives written notice of termination within ninety (90) days after such occurrence and such Prohibited Event is not remedied within thirty (30) days after such notice. For this purpose a “Prohibited Event” exists if the Executive is not continuously at least one (1) of President or Chief Executive Officer of the Company during the Term;

(c) the Company shall make a general assignment for benefit of creditors, or any proceeding shall be instituted by the Company seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, or the Company shall take any corporate action to authorize any of the actions set forth above in this Section 7(c);

6

(d) an involuntary petition shall be filed or an action or proceeding otherwise commenced against the Company seeking reorganization, arrangement or readjustment of the Company’s debts or for any other relief under the Federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and shall remain undismissed or unstayed for a period of thirty (30) days;

(e) a receiver, assignee, liquidator, trustee or similar officer for the Company or for all or any part of its property shall be appointed involuntarily; or

(f) a material breach by the Company of any other material agreement with the Executive shall occur, if such breach continues uncured for thirty (30) days after written notice describing such breach is first given to the Company; provided, however, that the Executive shall be permitted to terminate this Agreement if such breach is for the payment of money and continues uncured for ten (10) days after written notice describing such breach is first given.

8. Termination Following a Change in Control

(a) In addition to the above, during the period commencing on the six (6) month anniversary of a Change in Control (as defined in Section 12) and ending on the two (2) year anniversary of such Change in Control, the Executive may terminate this Agreement upon expiration of ninety (90) days’ prior written notice if “Good Reason” exists for the Executive’s termination. For this purpose, termination for “Good Reason” shall mean a termination by the Executive of his employment hereunder following the occurrence, without his prior written consent, of any of the following events, unless the Company fully cures all grounds for such termination within thirty (30) days after the Executive’s notice:

(i) any material adverse change in the Executive’s authority, duties, titles or offices (including reporting responsibility), or any significant increase in the Executive’s business travel obligations, from those existing immediately prior to the Change in Control;

(ii) any failure by the Company to continue in effect any compensation plan in which the Executive participated immediately prior to such Change in Control and which is material to the Executive’s total compensation, including, without limitation, to the Company’s stock option, bonus and other plans or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or any failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis no less favorable to the Executive, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to such Change in Control;

(iii) any failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s retirement, life insurance, medical, health and accident, or disability plans, programs or arrangements in which the Executive was participating immediately prior to such Change in Control, the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive the Executive of any perquisite enjoyed by the Executive at the time of such Change in Control, or the failure by the Company to maintain a vacation policy with respect to the Executive that is at least as favorable as the vacation policy (whether formal or informal) in place with respect to the Executive immediately prior to such Change in Control; or

7

(iv) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company upon a merger, consolidation, sale or similar transaction.

(b) In addition, the Executive may elect to terminate his employment, at his own initiative, for any reason or for no reason, during the six (6) month period commencing on the six (6) month anniversary of a Change in Control of the Company and ending on the one (1) year anniversary of such Change in Control, in which case such termination of employment shall also be deemed to be for “Good Reason”.

9. Severance and Benefit Continuation

(a) Termination for Cause or Voluntary Termination by the Executive. If the Company terminates this Agreement for Cause pursuant to Section 6(c) hereof, or if the Executive voluntarily terminates this Agreement other than pursuant to Section 7 or 8 hereof (which termination alone shall not constitute a breach of this Agreement), no severance or benefit continuation provisions shall apply; provided, however, that the Executive shall have the same opportunity to continue group health benefits at the Executive’s expense in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as is available generally to other employees terminating employment with the Company. All stock options and stock awards (and similar equity rights) held by the Executive that have vested prior to such termination of this Agreement may be exercised by the Executive for a period of ninety (90) days after the date of termination, at which time they shall automatically be forfeited if not exercised. All stock options and stock awards (and similar equity rights) that have not vested prior to such termination shall be forfeited by the Executive. For purposes of this Agreement, an election by the Company not to renew this Agreement beyond the end of the then-current Term shall be considered a termination of this Agreement.

(b) Termination for Death or Disability. In the event of termination of this Agreement pursuant to Section 6(a) or 6(b) by reason of the death or disability of the Executive, in addition to the Base Salary payments and pro rata annual performance bonus provided for in paragraph (a) or (b) of Section 6, as applicable, the Company shall continue to provide all benefits subject to COBRA, at its sole cost and expense, with respect to the Executive and his dependents for the maximum period provided by COBRA.

(c) Termination by the Company Without Cause or Termination by the Executive Based on a Material Breach by the Company. If (1) the Company terminates this Agreement other than pursuant to Section 6 hereof or (2) the Executive terminates this Agreement pursuant to Section 7, and in each case the termination of employment does not occur within two (2) years following the consummation of a Change in Control of the Company, then:

8

(i) the Company shall pay the Executive (x) in accordance with its normal payroll practice an amount equal to two (2) times the Executive’s Base Salary at the time of his termination of employment for one (1) year from the date of termination (the “Severance Period”); and (y) a pro rata annual performance bonus (prorated by multiplying the full year bonus that otherwise would be due by the percentage derived from dividing the number of days in the then-current year prior to the termination of the Executive by three hundred sixty-five (365)) with respect to the fiscal year of the Company during which such termination occurs;

(ii) all Company employee benefit plans and programs, other than participation in any Company tax-qualified retirement plan, applicable to the Executive shall be continued for the Severance Period (or, if such benefits are not available, or cannot be provided due to applicable law, the Company shall pay the Executive a lump sum cash amount equal to the after-tax economic equivalent thereof; provided that, with respect to any benefit to be provided on an insured basis, such lump sum cash value shall be the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected cost to the Company of providing such benefits). In the case of all benefits subject to COBRA, the Company shall continue to provide such benefits at its expense with respect to the Executive and his dependents for the maximum period provided by COBRA; and

(iii) all stock options and stock awards (and similar equity rights) that are vested at the time of termination shall remain fully exercisable for a period of one hundred eight (180) days after the date of termination, at which time they shall automatically be forfeited if not exercised. All stock options and stock awards (and similar equity rights) that have not vested prior to such termination shall be forfeited by the Executive.

(d) Termination by the Company Without Cause, Termination by the Executive for Good Reason, or Nonrenewal by the Company Upon a Change in Control. If (1) the Company terminates this Agreement other than pursuant to Section 6 hereof or (2) the Executive terminates this Agreement pursuant to Section 7 or 8, and in each case the termination of employment occurs within two (2) years of the consummation of a Change in Control of the Company, then:

(i) the Company shall pay the Executive (x) a cash lump immediately upon such termination of employment equal to two (2) times the Executive’s Base Salary at the time of his termination of employment and (y) a pro rata annual performance bonus (prorated by multiplying the full year bonus that otherwise would be due by the percentage derived from dividing the number of days in the then-current year prior to the termination of the Executive by three hundred sixty-five (365)) with respect to the fiscal year of the Company during which such termination occurs;

(ii) all Company employee benefit plans and programs, other than participation in any Company tax-qualified retirement plan, applicable to the Executive shall be continued for one (1) year from the date of such termination of employment (or, if such benefits are not available, or cannot be provided due to applicable law, the Company shall pay the Executive a lump sum cash amount equal to the after-tax economic equivalent thereof; provided that, with respect to any benefit to be provided on an insured basis, such lump sum cash value shall be the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected cost to the Company of providing such benefits). In the case of all benefits subject to COBRA, the Company shall continue to provide such benefits at its sole cost and expense with respect to the Executive and his dependents for the maximum period provided by COBRA; and

9

(iii) all stock options and awards of restricted stock (and similar equity rights), all of which shall have become fully vested pursuant to Section 3(d) hereof, shall remain fully exercisable through their respective original terms and otherwise in accordance with their respective original terms as if no Change in Control had occurred.

(e) The payments provided in Section 9(c) and 9(d) are intended as enhanced severance for a termination by the Company without Cause, or a termination by the Executive in the circumstances provided. As a condition of receiving such payments, the Executive or his legal representatives, should he have such, shall first execute and deliver a general release of all claims against the Company, its Affiliates, agents and employees (other than any claims or rights pursuant to the Agreement or pursuant to equity or employee benefit plans), in a form and substance satisfactory to the Company. In connection with such release by the Executive, the Company shall execute and deliver a comparable release of claims against the Executive. Notwithstanding the foregoing, the Executive may elect to forego the severance payments provided herein, in which event neither party shall be required to execute a release of the other. Notwithstanding the foregoing provisions of this section 9(e), no release to be granted by the Executive shall be required to cause the Executive to release the Company from, waive, or forego in any way any of the Executive’s rights to indemnification under the applicable provisions of the Certificate of Incorporation or By-laws of the Company or any then-existing agreement between the Company and the Executive with respect thereto.

10. Cooperation

Following the termination of his employment, the Executive agrees to cooperate with, and assist, the Company to ensure a smooth transition in management and, if requested by the Company, to make himself available to consult during regular business hours at mutually agreed upon times for up to a three (3) month period thereafter. At any time following the termination of his employment, the Executive will provide such information as the Company may request with respect to any Company- related transaction or other matter in which the Executive was involved in any way while employed by the Company. The Executive further agrees, during the Term of this Agreement and thereafter, to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against, or by, the Company or its Affiliates, in connection with any dispute or claim of any kind involving the Company or its Affiliates, including providing testimony in any proceeding before any arbitral, administrative, judicial, legislative or other body or agency. The Executive shall be entitled to reimbursement for all properly documented expenses reasonably incurred in connection with rendering transition services under this Section, including, without limitation, reimbursement for all reasonable travel, lodging, meal expenses and legal fees.

11. No Mitigation

The Executive shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any payment provided for hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of employment by the Company.

10

12. Definitions

As used herein, the following terms have the following meaning:

(a) “Affiliate” means and includes any person, corporation or other entity controlling, controlled by or under common control with the person, corporation or other entity in question, determined in accordance with Rule 12b-2 under the Securities Exchange Act of 1934, as amended).

(b) “Change in Control” means the occurrence of any of the following events:

(i) Any Person, other than the Company, its Affiliates or any Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”) of the Company; or

(ii) Individuals who constitute the Board (the “Incumbent Directors”), as of the beginning of any twenty-four (24) month period commencing with the Effective Date of this Agreement, cease for any reason to constitute at least a majority of the directors. Notwithstanding the foregoing, any individual becoming a director subsequent to the beginning of such period, whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Directors, shall be, considered an Incumbent Director; or

(iii) Consummation by the Company of a recapitalization, reorganization, merger, consolidation or other similar transaction (a “Business Combination”), with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities immediately prior such Business Combination (the “Incumbent Shareholders”) do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, fifty percent (50%) or more of the Voting Securities of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination, in substantially the same proportion as their ownership of such Voting Securities immediately prior to such Business Combination; or

(iv) Consummation of a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than fifty percent (50%) of the combined Voting Securities is then owned beneficially, directly or indirectly, by the Incumbent Shareholders in substantially the same proportion as their ownership of the Voting Securities immediately prior to such sale or disposition.

For purposes of this definition, the following terms shall have the meanings set forth below:

(A) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act;

(B) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and

11

(C) “Person” shall have the meaning as used in Sections 13(d) and 14(d) of the Exchange Act.

Notwithstanding the foregoing, the term “Change in Control” shall also have such additional meanings as are permitted or required in guidance issued by the Internal Revenue Service under section 409A of the Code.

(c) “Company’s Field of Interest” means the primary businesses of the Company as described in the Company’s then two most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the Securities and Exchange Commission or as determined from time to time by the Board during the Term hereof.

13. Representations by Executive.

The Executive represents and warrants that he has full right, power and authority to execute this Agreement and perform his obligations hereunder and that this Agreement has been duly executed by the Executive and such execution and the performance of this Agreement by the Executive do not and will not result in any conflict, breach or violation of or default under any other agreement or any judgment, order or decree to which the Executive is a party or by which he is bound. The Executive acknowledges and agrees that any material breach of the representations set forth in this Section 13 will constitute Cause under Section 6.

14. Section 409A Compliance.

Certain provisions of this employment agreement may be required to comply with Code section 409A. Notwithstanding anything in the Employment Agreement to the contrary, if this Employment Agreement is deemed to be subject to Code section 409A, the parties agree to make any changes necessary to ensure that the Employment Agreement complies with Code section 409A.

15. Arbitration.

The parties shall attempt in good faith to resolve all claims, disputes and other disagreements arising hereunder by negotiation. In the event that a dispute between the parties cannot be resolved within thirty (30) days of written notice from one party to the other party, such dispute shall, at the request of either party, after providing written notice to the other party, be submitted to arbitration in Baltimore, Maryland in accordance with the arbitration rules of the American Arbitration Association then in effect. The notice of arbitration shall specifically describe the claims, disputes or other matters in issue to be submitted to arbitration. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the arbitration rules of the American Arbitration Association. If the parties are unable to agree within ten (10) days, the arbitrator shall be selected by the Chief Judge of the Circuit Court for Baltimore City. The discovery rights and procedures provided by the Federal Rules of Civil Procedure shall be available and enforceable in the arbitration proceeding. The written decision of the arbitrator so appointed shall be conclusive and binding on the parties and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, and each party shall pay for and bear the cost of its or his own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration. Each party agrees to use its or his best efforts to cause a final decision to be rendered with respect to the matter submitted to arbitration within sixty (60) days after its submission. Notwithstanding the foregoing, the Company shall be free to pursue its rights and remedies under Section 5 hereto in any court of competent jurisdiction, without regard to the arbitral proceedings contemplated by this Section 14.

12

16. Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder or contemplated or in connection herewith shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), telecopy (confirmed receipt by return fax from the receiving party) or if delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

Sand Hills, Inc.

10900 Pump House Rd.

Annapolis Junction, MD 20701

If to the Executive:

Dale R. Foster

10414 Churchill Way

Laurel, MD 20723

17. Indemnification and Limitation of Liability.

The Corporation acknowledges and agrees that, to the extent permitted by law, the protections afforded by its Articles of Incorporation, as amended, and its Bylaws, as amended, are available to the Executive throughout the Term and thereafter, in accordance with their respective terms.

18. General.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland.

(b) This Agreement, together with the Employee Proprietary Information and Ownership of Inventions Agreement, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. Notwithstanding the foregoing, in the event that the provisions hereof shall conflict with the terms of any stock option grant agreement, stock award agreement or similar document granting stock options, warrants or similar rights, then the terms hereof shall control.

(c) This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

13

(d) This Agreement shall be binding upon and inure to the benefit of the legal representatives, heirs, distributees, successors and permitted assigns of the parties hereto. The Company may not assign its rights and obligation under this Agreement without the prior written consent of the Executive, except to a successor to substantially all the Company’s business that expressly assumes the Company’s obligations hereunder in writing. For purposes of this Agreement, “successors” shall mean any successor by way of share exchange, merger, consolidation, reorganization or similar transaction, or the sale of all or substantially all of the assets of the Company. The Executive may not assign, transfer, alienate or encumber any rights or obligations under this Agreement, except by will or operation of law, provided that the Executive may designate beneficiaries to receive any payments permitted under the terms of the Company’s benefit plans.

[Signature Page follows]

14

The Company and the Executive acknowledge and agree that this Agreement may be executed in one or more counterparts, each of which will be deemed an original, but together they will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement under its or his seal effective as of the date first above written.

DALE R. FOSTER: By: /s/ Dale R. Foster Name: Dale R. Foster SAND HILLS, INC.: By: /s/ William J. Ochall Name: William J. Ochall Title: Chief Financial Officer

15